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                            CERTIFICATE OF FORMATION

                                       OF

                       TRIARC CONSUMER PRODUCTS GROUP, LLC

                       (Pursuant to Section 18-201 of the
                     Delaware Limited Liability Company Act)

         The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

         FIRST: The name of the limited liability company (hereinafter called the "Limited Liability Company") is Triarc Consumer Products Group, LLC.

         SECOND: The address of the registered office and the name and the address of the registered agent of the Limited Liability Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware; and its registered agent at such address is The Corporation Trust Company.

         IN WITNESS WHEREOF, this Certificate has been signed on this 15th day of January, 1999.

                                                            /s/ Colleen Keating
                                                            -------------------
                                                            Colleen A. Keating
                                                            Authorized Person



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